EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of May, 2006.

BETWEEN:

CANWEST PETROLEUM CORPORATION, a corporation incorporated under the laws of the State of Colorado, U.S.A.  (hereinafter referred to as the "Corporation")

- and -

T. MURRAY WILSON, an individual residing in the Province of Alberta (hereinafter referred to as the "Executive")

WHEREAS the Corporation wishes to retain the services of the Executive as its CEO/Chairman;

AND WHEREAS the Executive wishes to accept employment with the Corporation in accordance with the terms and conditions of this Executive Employment Agreement (the "Agreement");

NOW THEREFORE in consideration of the employment of the Executive by the Corporation, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1  In this Agreement, the following terms shall have the following meanings:

(a)	"Act" means Alberta Business Corporation Act, as amended;

(b)	"Affiliated" has the meaning set out in the Act, and an "Affiliate" means one of two or more Affiliated bodies corporate;

(c)	"Business" means the exploration and development of North American oil sands and oil shales and associated technology by the Corporation;

(d)
"Cause" means, without limiting its interpretation under common law, any willful and gross misconduct by the Executive in relation to the performance of his duties under this Agreement, or any gross neglect by the Executive of his duties under this Agreement;

(e)	"Change of Control" means the occurrence of any of the following:

(i)
the purchase or acquisition of any Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Shares or Convertible Securities such that, assuming the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own or exercise control or direction over Shares carrying the right to cast more than forty percent (40%) of the votes attaching to all Shares;

(ii)
the amalgamation, consolidation or merger of the Corporation with any other corporation pursuant to which the shareholders of the Corporation immediately prior to such transaction do not own Shares of the successor or continuing corporation which would entitle them to cast more than forty percent (40%) of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation;

(iii)	the sale, lease or transfer by the Corporation of all or substantially all of the assets of the Corporation to any Person other than a Related Corporation; or

(iv)	approval by the shareholders of the Corporation of the liquidation, dissolution or winding-up of the Corporation;

(v)
provided that, notwithstanding subparagraphs (i) - (iv) above, any amalgamation, merger or other form of business combination transaction between the Corporation and Oil Sands Quest Inc. shall not constitute a Change of Control.

(f)
"Company Property" includes any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporation;

(g)
"Confidential Information" means any information of a confidential nature which relates to the Business of the Corporation or any Related Corporation, including, without limiting the generality of the foregoing: design and manufacturing information; trade secrets; technical information; marketing strategies; sales and pricing policies; financial information; accounting records; employee information; business, marketing and technical plans; information relating to the Corporation's business methods, operations and techniques; research and development information; intellectual property; industrial designs; computer programs; software; lists of suppliers or other supplier information; and lists of present and prospective customer of the Corporation and other customer information. Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i)	is or becomes public knowledge through no fault of the Executive (but only after the information becomes public knowledge);

(ii)	is independently developed by the Executive outside the scope of his duties to the Corporation; or

(iii)	is or becomes lawfully available to the Executive from a source other than the Corporation;

(h)	"Convertible Securities" means any securities convertible or exchangeable into Shares or carrying the right or obligation to acquire Shares;

(i)	"Effective Date" means the date first written above;

(j)	"Holder" means any Person or group of Persons acting jointly or in concert, or associated or Affiliated with any such Person, group of Persons or any of such Persons acting jointly or in concert;

(k)	"Monthly Base Salary" means the annual Base Salary paid to the Executive, divided by 12;

(l)	"Notice" means any Notice given by one party to the other party in accordance with Article 16;

(m)	"Notice Period" shall be twelve (12) months plus one (1) month for each completed year of service by the Executive, up to a maximum aggregate of eighteen (18) months;

(n)	"Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative, and "Persons" means a group of more than one Person;

(o)	"Related Corporation" means any subsidiary, parent company, division, Affiliate, predecessor or successor of the Corporation;

(p)	"Shares" means the voting common shares of the Corporation and any other shares of the Corporation which have the right to vote in respect of the board of directors of the Corporation;

(q)	"Termination Date" means the last day actively worked by the Executive for the Corporation;

(r)	"Territory" means North America;

(s)
"Triggering Event" means the occurrence or omission of any event or course of events which would constitute constructive dismissal of the Executive as an employee of the Corporation under the common law and, without limiting the generality of the foregoing, shall include the occurrence of any of the following without the Executive's consent (except in connection with the termination of the Executive’s employment for Cause or upon the death of the Executive, or Executive's status as a director of the Corporation, which is addressed by Section 14.1 hereof):

(i)
a material change (other than a change which is clearly consistent with a promotion) in the Executive's duties, responsibilities, title or office with the Corporation, which includes the removal of the Executive from, or any failure to re-elect or re-appoint the Executive to, any position or office held by the Executive from time to time, without the prior consent of the Executive;

(ii)
any failure by the Corporation to continue in effect any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan contemplated by this Agreement without providing alternative rights or benefits of reasonably equivalent or greater value;

(iii)	the Corporation relocating the Executive to any place other than Calgary or London, England without the consent of the Executive, except for the requirements of normal business travel; or

(iv)
any breach by the Corporation of any provision of this Agreement which is not rectified within a reasonable period of time after notice of such breach has been provided by the Executive to the Corporation.

1.2  The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3  All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neuter genders.

1.4  All monetary amounts are in Canadian dollars.

ARTICLE II
EMPLOYMENT OF EXECUTIVE

2.1  The Corporation agrees to employ the Executive in accordance with the terms and conditions of this Agreement, and the Executive agrees to accept such employment.

2.2  The parties hereto agree that the relationship between the Corporation and the Executive is that of employer and employee.

ARTICLE III
TERM OF AGREEMENT

3.1  The term of this Agreement shall be for an indefinite period commencing on the Effective Date (the "Term"), unless earlier terminated by the Corporation or the Executive pursuant to the terms and conditions of this Agreement.

ARTICLE IV
DUTIES OF EXECUTIVE

4.1  The Executive shall, during the Term of this Agreement:

(a)
perform the duties and responsibilities of the CEO/Chairman of the Corporation, including all those duties and responsibilities customarily performed by a person holding the same or an equivalent position in corporations of a similar size to the Corporation, in a similar Business to that of the Corporation in Canada and publicly traded in the United States securities markets, all in accordance with the policies, procedures and rules established by the Corporation;

(b)
accept such other or alternate office or offices or titles to which he may be elected or appointed or granted by the board of directors of the Corporation, provided that performance of the duties and responsibilities associated with such office or offices shall be consistent with the duties provided for in Section 4.1(a). Notwithstanding the formal title given to the Executive, and subject only to the ordinary directions customarily given by a board of directors, the Executive shall have the senior executive authority in the Corporation and/or any amalgamated corporation; and

(c)
devote the whole of his working time, attention, efforts and skill to the performance of his employment duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times.

4.2  The principal executive offices of the Corporation shall be in Calgary and the Corporation shall have no obligation to maintain executive offices in any other city. It is understood and agreed by the Corporation that the Executive maintains residences in Calgary and London, England and divides his time between both locations, and that the Executive may carry out his duties and responsibilities on behalf of the Corporation from either location as he deems appropriate, acting reasonably.

ARTICLE V
BASE SALARY

5.1  During the Term of this Agreement, the Corporation shall pay to the Executive a salary of Three Hundred Thousand Canadian Funds ($300,000) per annum (the "Base Salary"), less required statutory deductions, payable in equal semi-monthly installments or otherwise as agreed by the Corporation and the Executive. The Executive's Base Salary will be reviewed by the board of directors of the Corporation from time to time, and may be increased, but not decreased, at the discretion of the board of directors.

5.2  The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in the performance of his employment duties and in accordance with the applicable policies and guidelines of the Corporation. All payments or reimbursements of expenses shall be subject to the submission by the Executive of appropriate vouchers, bills and receipts. It is expressly acknowledged that the Executive shall have the right, at his option, to travel business class on any airline flight over three (3) hours and that the Corporation shall reimburse the Executive reasonable travel expenses associated with attendances by the Executive's partner when she accompanies him on business travel and/or other business functions.

5.3  Effective on the first anniversary date of this Agreement, the board of directors of the Corporation shall, in good faith, consider the establishment of an individual pension program for the Executive so as to treat the Executive in a fashion generally equivalent with the pension treatment provided to Chairmen and/or Chief Executive Officers of corporations with a comparable market capitalization, taking into account the Corporation's assets, liabilities and cash flow.

ARTICLE VI
INCENTIVE COMPENSATION

6.1  As a material inducement for the Executive to enter into this Agreement, the Corporation shall pay the Executive a one time signing bonus of One Hundred Thousand Dollars ($100,000), less required statutory deductions (the "Signing Bonus"), upon execution and shall pay the Executive a further lump sum of Seventeen Thousand Dollars ($17,000) less required statutory deductions (the "Monthly Bonus") within 30 days of the conclusion of each of the first, second and third months of the Executive's term of service pursuant to this Agreement. The Signing Bonus and Monthly Bonus shall not be regarded as part of the Base Salary payable to the Executive pursuant to Article 5.1 hereof and shall be payable in addition to the Annual Bonus stipulated in Article 6.2 hereof.

6.2  The Executive shall be eligible to receive an annual incentive bonus of up to two hundred percent (200%) of the Base Salary (the "Annual Bonus"), on such terms as may be determined by the Board of Directors of the Corporation acting in their sole discretion.

6.3  The Executive shall be entitled to receive a stock option agreement entitling him to purchase four million shares of the Corporation with those options priced on the date of the execution of this Agreement and vesting as follows:

(a)	1,000,000 on execution of this Agreement;

(b)	1,000,000 upon the conclusion of any amalgamation or joint venture achieved between Canwest Petroleum Corporation and Oilsands Quest Inc.;

(c)	1,000,000 upon 12 months completed service by the Executive pursuant to this Agreement;

(d)	1,000,000 upon 24 months completed service by the Executive pursuant to this Agreement.

Said stock options shall be priced at US$6.75 per share (being fair market value as at the time this agreement was entered into), and all such options shall have an exercise term of five (5) years from the date of vesting.

6.4  During the first year of the Executive's employment, if the Corporation issues in excess of twelve million stock options, the Executive shall receive a further thirty-three percent (33%) of any stock options issued in excess of twelve million stock options in total on the same terms and conditions as those stock options in excess of twelve million total stock options. After the first year of employment, any further and additional grants of stock options shall be at the discretion of the Board of Directors of the Corporation.

6.5  The Executive shall enter into the Corporation's standard form stock option agreement modified so as to give effect to the provisions of this Executive Employment Agreement. Notwithstanding anything to the contrary in this Agreement, the Executive hereby agrees that he will not exercise the stock options and that the Corporation will not be obliged to issue any shares thereunder, if the exercise of the stock option or the issuance of the shares shall constitute a violation by the Executive or the Corporation of any provision of any law or regulation or of any rule of any governmental authority, regulatory body, automated quotation system or stock exchange. The Corporation shall in no event be obliged, by any act of the Executive or otherwise, to issue, register or qualify for resale any securities issuable upon exercise of the stock options pursuant to a prospectus or similar document or to take any other affirmative action in order to cause the exercise of the stock options or the issue or resale of the shares issuable pursuant thereto to comply with any law or regulation or any rule of any governmental authority, regulatory body or stock exchanges, provided that the Corporation shall notify the exchange on which the Corporation's shares are listed for trading and other appropriate regulatory bodies in Canada or the United States of the existence of the stock options and the exercise thereof.

ARTICLE VII
BENEFITS

7.1  The Executive shall be entitled to participate in all of the employment benefits provided by the Corporation for its senior executive employees (the "Benefits"), subject to the terms and conditions of the applicable benefit plans established by the Corporation, as may be reasonably amended by the Corporation from time to time.

ARTICLE VIII
VACATION

8.1  The Executive shall be entitled to an annual paid vacation of six (6) weeks. Vacation may be taken in such a manner and at such times as the Executive and the Corporation mutually agree.

ARTICLE IX
TERMINATION BY CORPORATION

9.1  Subject to Section 9.3 and Section 9.5, the Corporation shall be entitled to terminate this Agreement and the Executive's employment at any time, for any reason, upon written Notice to the Executive, in which case the Executive shall be entitled to receive the following compensation from the Corporation, subject to the conditions set out in Section 9.2:

(a)	a lump sum payment equal to the Monthly Base Salary as at the Termination Date, multiplied by the number of months in the Notice Period;

(b)
a further lump sum payment equal to the value of the Executive's benefits (which value shall be deemed to be the monthly cost to Employer excluding GST or similar taxes), multiplied by the number of months in the Notice Period;

(c)
a further lump sum payment equal to the Executive's average Annual Bonus during the last three (3) calendar years preceding the Termination Date (or, if the Executive has been employed for less than three (3) calendar years, then for the period of employment preceding termination), divided by twelve (12) and multiplied by the number of months in the Notice Period; and

(d)	accelerated vesting of all unvested stock options granted to the Executive pursuant to the Article 6.3 hereof;

Payment of the amount set out in this Section 9.1 and the accelerated vesting of stock options shall represent full and final settlement of any claims by the Executive against the Corporation or any Related Corporation, arising out of or in any way connected to the Executive's employment, or the termination of such employment, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the parties.

9.2  Payment of the amounts set out in Section 9.1 shall be subject to the following Terms and conditions:

(a)	the execution by the Executive of a release in favour of the Corporation and any Related Corporations;

(b)	any withholdings required by law to be made by the Corporation; and

(c)	the Executive's right to receive the payments referred to in Section 9.1 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Executive.

9.3  The Corporation shall be entitled to terminate this Agreement and the Executive's employment with the Corporation at any time, without notice, pay in lieu of notice or any other form of severance or termination pay, for Cause.

9.4  Notwithstanding any other term or provision of this Article 9, upon termination of the Executive’s employment by the Corporation for any reason, the Executive shall receive any Base Salary and Benefits earned up to the Termination Date.

9.5  Notwithstanding Section 9.1, in the event that the Executive's employment is terminated by the Corporation for any reason during the three (3) month period immediately following the Effective Date, the Corporation shall not be required to provide any compensation to the Executive other than the Signing Bonus and any Base Salary and Benefits earned by the Executive up to the Termination Date.

ARTICLE X
TERMINATION BY EXECUTIVE

10.1  The Executive may terminate this Agreement and voluntarily resign from his employment with the Corporation by providing ninety (90) days' prior written Notice to the Corporation. Upon voluntary resignation by the Executive pursuant to this Section 10.1, the Executive shall not be entitled to receive any notice or pay in lieu of notice, or any other form of severance or termination pay pursuant to this or any other agreement between the parties.

10.2  Subject to Section 10.6 and the conditions set out in Section 10.4, the Executive may terminate his employment with the Corporation within ninety (90) days of the occurrence of either of the following events, and receive the payments set out in Section 10.3:

(a)	a Change of Control; or

(b)	a Triggering Event.

10.3  Upon the occurrence of either of the events set out in Section 10.2, and subject to the conditions set out in Section 10.4, the Executive shall be entitled to receive the following compensation from the Corporation:

(a)	a lump sum payment equal to the Monthly Base Salary as at the Termination Date, multiplied by the number of months in the Notice Period times 1.5;

(b)
a further lump sum payment equal to the value of the Executive's benefits (which value shall be deemed to be the monthly cost to Employer excluding GST or similar taxes), multiplied by the number of months in the Notice Period times 1.5;

(c)
a further lump sum payment equal to the Executive's average Annual Bonus during the last three (3) calendar years preceding the Termination Date (or, if the Executive has been employed for less than three (3) calendar years, then for the period of employment preceding termination), divided by twelve (12) and multiplied by the number of months in the Notice Period times 1.5; and

(d)
the accelerated vesting of all stock options and other unvested incentive compensation granted to the Executive and a period of ninety (90) days from the Termination Date in which to exercise any unexercised stock options.

Payment of the amounts set out in this Section 10.3 and the accelerated vesting of stock options and any other incentive compensation shall represent full and final settlement of any claims by the Executive against the Corporation or any Related Corporation, arising out of or in any way connected to the Executive's employment, or the termination of such employment, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the parties.

10.4  Payment of the amounts set out in Section 10.3 shall be subject to the following terms and conditions:

(a)
receipt by the Corporation of Notice from the Executive, within ninety (90) days of the occurrence of the Change of Control or the Triggering Event referred to in Section 10.2, setting out the basis on which the Executive believes that a Change of Control or a Triggering Event has occurred;

(b)	the execution by the Executive of a release in favour of the Corporation and any Related Corporations;

(c)	the tendering by the Executive of his resignation from any position he may hold as an officer or a director of the Corporation and any Related Corporations;

(d)	any withholdings required by law to be made by the Corporation; and

(e)	the Executive's right to receive the payments referred to in Section 10.3 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Executive.

10.5  Notwithstanding any other term or provision of this Article 10, upon termination of the Executive’s employment by the Executive for any reason, the Executive shall receive any Base Salary and Benefits earned up to the Termination Date.

10.6  Notwithstanding Section 10.2, in the event that the Executive terminates his employment with the Corporation as the result of a Change of Control or a Triggering Event during the three (3) month period immediately following the Effective Date, the Corporation shall not be required to provide any compensation to the Executive other than the Signing Bonus and any Base Salary and Benefits earned by the Executive up to the Termination Date.

ARTICLE XI
TERMINATION UPON DEATH

11.1  This Agreement shall automatically terminate upon the death of the Executive, in which case the Executive's estate shall be entitled to receive all Base Salary, pro-rated Annual Bonus and any other incentive compensation earned by the Executive up to the Termination Date.

ARTICLE XII
CONFIDENTIAL INFORMATION AND NON-COMPETITION

12.1  The Executive acknowledges and agrees that in performing the duties and responsibilities of his employment pursuant to this Agreement, he will occupy a position of high fiduciary trust and confidence with the Corporation, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the business carried on by the Corporation and its Related Corporations, and the manner in which such business is conducted. It is the express intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Corporation and its Related Corporations, and not in any manner detrimental to them. The Executive therefore agrees that, so long as he is employed by the Corporation pursuant to this Agreement, he shall not engage in any business activity that competes, whether directly or indirectly, with the business of the Corporation or its Related Corporations. It shall not be a violation of this Section 12.1 for the Executive to be involved as an investor or shareholder in securities issued by corporations that do not compete directly or indirectly with the business of the Corporation, or where such investment constitutes not more than five percent (5%) of the outstanding securities of a business or corporation whose shares are traded on a national securities exchange.

12.2  The Executive further acknowledges and agrees that in performing the duties and responsibilities of his employment pursuant to this Agreement, he will become knowledgeable with respect to a wide variety of Confidential Information which is the sole and exclusive property of the Corporation or its Related Corporations, the disclosure or misuse of which would cause irreparable harm to the Corporation or its Related Corporations. The Executive therefore agrees that during the Term of this Agreement, and following the termination of the Executive's employment for any reason, he shall treat confidentially all Confidential Information belonging to the Corporation or its Related Corporations, and shall not use or disclose the Confidential Information for any purpose other than the bona fide performance of his duties under this Agreement, except with the prior written consent of the board of directors of the Corporation, or as required by law.

12.3  The Executive further acknowledges and agrees that pursuant to the terms of this Agreement, he will acquire Company Property which is and shall remain the sole and exclusive property of the Corporation. Upon termination of the Executive's employment and this Agreement for any reason, the Executive shall return to the Corporation all Company Property, together with any copies or reproductions thereof, which may have come into the Executive's possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on his personal computer which may contain any Confidential Information belonging to the Corporation, or its Related Corporations.

12.4  The Executive acknowledges and agrees that the Corporation would suffer irreparable harm in the event that any Confidential Information or other knowledge and experience acquired by the Executive in relation to the business of the Corporation were disclosed to a competitor of the Corporation or used for a competitive purpose for a reasonable period of time following the termination of his employment. Accordingly, the Executive agrees that in the event his employment with the Corporation is terminated for Cause by the Corporation, or in the event that the Executive voluntarily resigns his employment with the Corporation, neither he nor any employee or agent of the Executive shall, for a period of twelve (12) months from the Termination Date:

(a)
be engaged, either directly or indirectly in any manner including, without limitation, as an officer, director, shareholder, owner, partner, member, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in any business or enterprise which competes with the business of the Corporation or any Related Corporation, as such business was conducted as of the Termination Date, with the exception that the Executive may be involved as an investor or shareholder in securities issued by corporations that do not compete directly or indirectly with the business of the Corporation, or where such investment constitutes not more than five percent (5%) of the outstanding securities of a business or corporation whose shares are traded on a national securities exchange;

(b)
solicit, entice or attempt to solicit or entice, either directly or indirectly, any customer or prospective customer of the Corporation or any Related Corporation as at the Termination Date, to become a customer of any business or enterprise which competes with the Corporation or any Related Corporation for any business as such business was conducted by the Corporation or any Related Corporation as at the Termination Date; or

(c)
solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee of the Corporation or any Related Corporation as at the Termination Date, to become employed by or connected with any business or enterprise which competes with the Corporation or any Related Corporation for any business as such business was conducted by the Corporation or any Related Corporation as at the Termination Date.

The restrictions set out in this Section 12.4 shall apply only within the Territory or to any business that directly relates to the Territory.

12.5  In the event that the Executive's employment is terminated by the Executive as the result of a Change of Control or a Triggering Event in accordance with Section 10.2, or by the Corporation for any reason other than Cause, the restrictions set out in Section 12.4 shall apply for the shorter of the duration of the Notice Period or, in the event the Agreement is terminated during the three (3) month period immediately following the Effective Date, the duration of that three (3) month period.

12.6  The Executive acknowledges and agrees that the Corporation will suffer harm in the event that the Executive breaches any of the obligations under this Article 12, and that monetary damages would be difficult to quantify and may be inadequate to compensate the Corporation for such a breach. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Article 12, the Corporation shall be entitled to seek, in addition to any other rights, remedies or damages available to the Corporation at law or in equity, an interim and permanent injunction, in order to prevent or restrain any such breach or threatened breach by the Executive.

12.7  The Executive hereby agrees that all restrictions contained in this Article 12 are reasonable and necessary to protect the legitimate proprietary interests of the Corporation, and will not unduly restrict his ability to secure comparable alternative employment following the termination of his employment for any reason. If any covenant or provision of this Article 12 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

ARTICLE XIII
INDEMNIFICATION AND INSURANCE

13.1  Subject to the requirements of the Act, and subject to any other limitations imposed by Colorado or other law to which the Corporation is subject, the Corporation shall indemnify and save harmless the Executive from and against any and all personal liability which he incurs as a result of performing his employment duties on behalf of the Corporation, including the payment of reasonable legal fees incurred by the Executive, with the exception of the following:

(a)	any liability arising from the Executive's gross negligence, fraud or other act of willful misfeasance;

(b)	any liability that the Corporation is prohibited by law from assuming; and

(c)	any liability of the Employee to the Corporation arising from this Agreement or the Employee's employment with the Corporation.

13.2  Commencing with the hiring of the Executive, the Executive shall be authorized to obtain, and the Corporation shall thereafter maintain, a directors' and officers' insurance policy in such amounts as may be customary for corporations of a similar size and business and risk profile as the Corporation in Canada, and the Executive shall be entitled to the benefit of such policy of insurance during the Term of this Agreement and for so long after termination of the Agreement for any reason as may agreed to by the parties acting reasonably, for the purpose of providing continued insurance coverage for the benefit of the Executive for all acts or omissions covered by Section 13.1 that occur prior to the Termination Date.

13.3  The provisions of this Article 13 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XIV
BOARD REPRESENTATION

14.1  Throughout the course of his employment with the Corporation, the Executive shall be entitled to maintain a seat on the Board of Directors of the Corporation. If the Executive is not permitted to hold such a Board seat, the Executive will be regarded as terminated by the Corporation pursuant to Article IX hereof "without cause".

14.2  The Corporation shall appoint Mr. Gordon Tallman (or a suitable alternative proposed by the Executive and approved by the board of directors of the Corporation), of the City of Calgary, in the Province of Alberta, as a member of the board of directors of the Corporation as soon as reasonably practicable after the Effective Date hereof, and six months from the Effective Date the board of directors of the Corporation shall permit the Executive to nominate a further individual to the board of directors, and the existing board of directors shall give good faith consideration to the appointment of said individual to the board of directors of the Corporation. Subsequent to the appointment of the aforesaid directors, the board of directors of the Corporation shall continue to nominate those directors for so long as those directors are willing to remain as directors of the Corporation subject to the procedures set forth in the Nominating Committee Charter of the Corporation and any vote of the shareholders of the Corporation.

ARTICLE XV
PRESS RELEASES

15.1  During the course of his employment, the Executive shall be entitled to review and approve any and all press releases issued by the Corporation, to the extent that such press releases reflect any material event with respect to the Corporation.

ARTICLE XVI
NOTICES

16.1  Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the parties hereto at the following addresses:

To the Corporation:

Suite 206, 475 Howe Street
Vancouver, British Columbia V6C 2B3
Attention: Mr. Thornton Donaldson
Fax:  604-606-7980

To the Executive:

#402 The Grandview
228 - 26 Avenue S.W.
Calgary, Alberta T2S 3C6

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.

16.2  Either party may change its address for Notice in the aforesaid manner.

ARTICLE XVII
GENERAL

17.1  This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta, and the parties hereby attorn to the jurisdiction of the Alberta Courts. Should any provision in this Agreement fail to comply with the requirements of the Alberta Employment Standards Code or the Alberta Human Rights, Citizenship and Multiculturalism Act, as amended, or any other applicable legislation, the Agreement shall be interpreted and construed in accordance with those statutory requirements.

17.2  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supercedes and replaces any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this Agreement. The parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement.

17.3  This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto.

17.4  This Agreement shall enure to the benefit of and be binding upon the parties hereto, together with their personal representatives, successors and permitted assigns.

17.5  This Agreement is a personal services agreement and may not be assigned by either party without the prior written consent of the other party.

17.6  The waiver by either party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other provision of this Agreement.

17.7  Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

CANWEST PETROLEUM CORPORATION

Per:
Director

T. MURRAY WILSON Executive